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                                                                 EXHIBIT (a)(12)



[Email message from Deborah Haynes to all employees of the Company regarding the exchange offer.]

If you plan to participate in Informatica's Stock Option Exchange Program, it is imperative that any grants being exchanged must be backed by a signed grant agreement. Even if you do not plan to participate in the Exchange Program, Stock Administration must have a signed grant agreement on file for you. In other words, if you have grant documentation laying around at home that you have not signed and returned to Stock Administration, please do so immediately. This includes grant agreements dated from CY96-CY01. If you have already turned in any or all of your grant documentation, then please disregard this message.

Stock Administration will NOT exchange any options listed on an Election Form if we do not have a hard copy record of your signed grant agreement.

Please be sure to thoroughly check your records at home for any grant documentation before contacting Stock Administration for confirmation.